UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 06, 2024

BIOATLA, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39787	85-1922320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11085 Torreyana Road
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 858 558-0708

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BCAB	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On February 6, 2024, Upendar Golla filed a putative class action lawsuit against BioAtla, Inc. (the “Company”) and the members of its Board of Directors (the “Board”) in the Delaware Court of Chancery (the “2024 Delaware Litigation”). The lawsuit asserts claims on behalf of a putative class comprised of all stockholders other than defendants and is captioned Upendar Golla v. Jay Short et al., C.A. No. 2024-0100-JTL (Del. Ch.). In his complaint, Mr. Golla contends that certain provisions in the Company’s advance notice bylaws (the “Challenged Provisions”) are invalid and unenforceable and that the members of the Board have breached their fiduciary duties of care, loyalty and good faith by adopting the Challenged Provisions. In addition to seeking declaratory, equitable, and injunctive relief, Mr. Golla seeks an award of attorneys’ fees and other costs and expenses on behalf of the putative class.

While the 2024 Delaware Litigation is pending, the Board has determined that it will not enforce the Challenged Provisions for its upcoming 2024 annual meeting of stockholders (the “Annual Meeting”). Thus, in the event that any stockholder submits a proposal or director nominee for consideration by the Company’s stockholders at the Annual Meeting, the Company will refrain from enforcing the Challenged Provisions in the Company’s Amended and Restated Bylaws (the “Bylaws”) as follows:

•
Under Section 2(a)(2)(A) of the Bylaws, the Company will not require the stockholder giving notice pursuant to Section 2(a)(2) of the Bylaws (the “Notifying Stockholder”) to disclose in such notice (a “Stockholder Notice”) the class, series and number of shares of the Company that are held of record or are beneficially owned by any Associated Person (as defined in the Bylaws) and any derivative positions held or beneficially held by any Associated Person. In addition, under Section 2(a)(2)(C), the Company will not require a Notifying Stockholder to disclose in a Stockholder Notice a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) (including any knowledge that another person or entity is Acting in Concert (as defined in the Bylaws)) entered into by any Proposing Person (as defined in the Bylaws) or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Company, or any other person Acting in Concert with any of the foregoing persons. A Notifying Stockholder will only be required to disclose in the Stockholder Notice: (i) the class, series and number of shares of the Company that are held of record or are beneficially owned by the nominee and any beneficial owner of shares of stock of the Company owned of record or beneficially by such nominee and any derivative positions held or beneficially held by the nominee and any beneficial owner of shares of stock of the Company owned of record or beneficially by such nominee; and (ii) all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Company.

•
The Company will not require the Notifying Stockholder to disclose in a Stockholder Notice the information required by Section 2(a)(2)(D)(ii) of the Bylaws, which requires identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Company’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s).

•
Under Section 2(b)(6) of the Bylaws, the Company will not require any stockholder, Proposing Person or any proposed nominee to deliver to the Secretary of the Company such information as may reasonably be requested by the Company, including such information as may be reasonably required by the Board, in its sole discretion, to determine the eligibility of a proposed nominee to serve as a director of the Company. The Company will also not require under Section 2(b)(8) of the Bylaws, as a condition to a valid director nomination under the Bylaws, any proposed nominee to submit to interviews with the Board or any committee thereof (it being understood that the Nominating and Corporate Governance Committee of the Board, consistent with its charter, does generally require all director candidates to participate in interviews and accordingly may request that stockholder identified candidates voluntarily submit to such interviews).

For the avoidance of doubt, the Board reserves the right to waive compliance with any or all of the advance notice provisions of the Bylaws with respect to the Annual Meeting in its sole discretion. Except to the extent of the limited waiver set forth above or in any subsequent waiver approved by the Board, the requirements of the advance notice provisions of the Bylaws shall be in full force and effect for purposes of the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioAtla, Inc.

Date:	February 12, 2024	By:	/s/ Richard Waldron
Richard Waldron Chief Financial Officer